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                                                                   EXHIBIT 11.1


             Statement Regarding Computation of Per Share Earnings

Computation of Earnings Per Share
---------------------------------

The following formula was used to calculate the earnings per share, Consolidated Statements of Income for the three and six months ended June 30, 2001 and 2000, included in this report as Exhibit 13.3.


Earnings Per Share

Net Income /
Weighted average shares of common stock outstanding for the period

                                 Three months ended
                                       June 30,
                               -----------------------
                                 2001            2000
                               -------         -------
Weighted Average
Shares Outstanding            1,538,443      1,538,443

Net Income                      603,218        584,860

Per Share Amount                    .39            .38


                                  Six months ended
                                      June 30,
                               -----------------------
                                 2001            2000
                               -------         -------
Weighted Average
Shares Outstanding            1,538,443      1,538,443

Net Income                    1,185,383      1,144,403

Per Share Amount                    .77            .74


No common stock equivalents exist.